Exhibit 99 - Press Release

NEWS RELEASE

CVF TECHNOLOGIES CORPORATION ANNOUNCES
COMPLETION OF THE SALE OF ITS SUBSIDIARY
GEMPRINT CORPORATION

Williamsville, New York - December 23, 2005 - CVF Technologies Corporation (NASD OTC Bulletin Board - Symbol - CNVT) reports that its subsidiary Gemprint Corporation (65% owned by CVF) has completed the sale of the business and substantially all of the assets of Gemprint Corporation, consisting primarily of a patented laser-based technology for non-invasive diamond identification which Gemprint uses to digitally capture the unique refractive light pattern (or "gemprint") of each diamond that is processed with that technology.

The sale was completed pursuant to an asset purchase agreement which, as previously announced, was entered into by Collectors Universe on November 30, 2005, with Gemprint and certain of its major shareholders. Under that agreement, Collectors Universe paid a purchase price consisting of $7.5 million in cash, at closing, and agreed to pay $1 for each diamond registered using the Gemprint process in excess of 100,000 registrations during any year in the next five years. The asset purchase agreement and the sale of Gemprint's business and assets to Collectors Universe pursuant to that agreement were approved by the Gemprint shareholders at a special shareholders meeting held on December 19, 2005.

As part of this transaction CVF will be receiving approximately $3.5 million (US) as repayment of its debt and accrued interest owed to CVF by Gemprint. In addition CVF also will receive 65% of all future distributions from the proceeds of this transaction after all the debt and obligations of Gemprint have been paid.

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Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

CVF Technologies Corporation headquartered in Williamsville, New York. CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential. Founded in 1989, CVF's holdings principally include three companies involved primarily in environmental products/services.

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF's subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company's subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company's accounting policies; the effect of trade restrictions and other risks detailed in the company's Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.

For more information please contact: www.cvfcorp.com

CVF Technologies Corporation	CVF Technologies Corporation
Robert L. Miller	Jeffrey Dreben
Chief Financial Officer	President & CEO
(716) 565-4711	(716) 565-4711